UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_______________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

_______________________

Date of Report
(Date of earliest
event reported):                                        June 16, 2008

              REGAL BELOIT CORPORATION
(Exact name of registrant as specified in its charter)

Wisconsin	1-7283	39-0875718
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

  200 State Street, Beloit, Wisconsin 53511-6254
(Address of principal executive offices, including zip code)

           (608) 364-8800
(Registrant’s telephone number, including area code)

_______________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On June 16, 2008, Regal Beloit Corporation (the “Company”) entered into a Term Loan Agreement among the Company, the financial institutions party thereto, U.S. Bank, National Association and Wells Fargo Bank, N.A., as co-documentation agents, Bank of America, N.A., as administrative agent, and JPMorgan Chase Bank, N.A., as syndication agent (the “Term Loan Agreement”).  The Term Loan Agreement is available for general corporate purposes.

Pursuant to the Term Loan Agreement, the Company borrowed an aggregate principal amount of $165 million on June 16, 2008, which is the initial maximum aggregate amount of availability under the term loan facility.  The Term Loan Agreement provides that the Company can seek to increase the maximum aggregate amount of availability under the term loan facility by $75 million, subject to certain conditions, including the identification of lenders (which may include existing lenders or new lenders) willing to provide the additional commitments.

The Company may repay amounts under the Term Loan Agreement from time to time until the maturity of the term loan in June 2013, at which time all amounts outstanding under the term loan facility will become due and payable.  Voluntary prepayments under the Term Loan Agreement are permitted at any time without penalty upon proper notice.

The term loan will be guaranteed by certain domestic subsidiaries of the Company.  All borrowings under the Term Loan Agreement are unsecured.

Borrowings under the Term Loan Agreement generally bear interest at a variable rate equal to (i) LIBOR plus a specified margin (which may range from .75% to 1.50%), which may be adjusted upward or downward depending on whether certain criteria are satisfied, or (ii) the alternate base rate (which is the higher of the Bank of America, N.A. prime rate or the federal funds rate plus ..50%).

The Term Loan Agreement contains various restrictions and covenants, including requirements that the Company maintain certain financial ratios at prescribed levels and restrictions on the ability of the Company and certain of its subsidiaries to consolidate or merge, create liens, incur additional indebtedness or dispose of assets.  The Term Loan Agreement requires maintenance on a rolling four quarter basis of a maximum leverage ratio (as defined) of 3.75x and a minimum interest coverage ratio (as defined) of 3.00x, in each case tested as of the last day of each fiscal quarter.  The Term Loan Agreement does not contain a restriction specifically limiting the Company’s ability to pay dividends on its common stock.

The Term Loan Agreement also contains customary events of default.  If an event of default under the Term Loan Agreement occurs and is continuing, the lenders may increase the interest rate on all obligations under the Term Loan Agreement to 2.00% per annum above the otherwise applicable rate and the lenders may declare any outstanding obligations under the Term Loan Agreement to be immediately due and payable.  In addition, if the Company becomes the subject of voluntary or involuntary proceedings under any bankruptcy, insolvency or similar law or certain other events occur that evidence any such company’s insolvency, then any outstanding obligations under the Term Loan Agreement will be immediately due and payable.

The description of the Term Loan Agreement set forth above is qualified by reference to the Term Loan Agreement filed herewith as Exhibit 4.1 and incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 9.01.                    Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits. The following exhibit is being filed herewith:

(4.1)
Term Loan Agreement, dated as of June 16, 2008, among Regal Beloit Corporation, the financial institutions party thereto, U.S. Bank, National Association and Wells Fargo Bank, N.A., as co-documentation agents, Bank of America, N.A., as administrative agent, and JPMorgan Chase Bank, N.A., as syndication agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGAL BELOIT CORPORATION

Date: June 18, 2008	By:	/s/ Paul J. Jones
Paul J. Jones
Vice President, General Counsel and Secretary

REGAL BELOIT CORPORATION

Exhibit Index to Current Report on Form 8-K
Dated June 16, 2008

Exhibit
Number

(4.1)
Term Loan Agreement, dated as of June 16, 2008, among Regal Beloit Corporation, the financial institutions party thereto, U.S. Bank, National Association and Wells Fargo Bank, N.A., as co-documentation agents, Bank of America, N.A., as administrative agent, and JPMorgan Chase Bank, N.A., as syndication agent.